Exhibit 99

News Release

Ecolab Inc.

370 Wabasha Street North

St. Paul, Minnesota 55102

FOR IMMEDIATE RELEASE

Michael J. Monahan            (651) 293-2809

ECOLAB DELIVERS FIRST QUARTER IN FORECASTED RANGE

First quarter reported EPS $0.24; pro forma EPS $0.33, excluding special charges and discrete tax items

Full year pro forma forecast maintained at $1.95-$2.05

2009 FIRST QUARTER HIGHLIGHTS:

•                 Reported diluted EPS $0.24

•                 Pro forma EPS $0.33, excluding special charges and discrete tax items

•                 Reported sales -8% to $1.3 billion; excluding the impact of a change in distributor programs, fixed currency sales were flat

•                 Strong sales growth from U.S. Kay, Healthcare, Latin America and Canada, along with pricing and cost saving actions, were offset by the effects of global recession, higher delivered product costs and unfavorable foreign exchange

•                 Distributor program change, as expected, reduced both reported and pro forma EPS by approximately $0.03

	First Quarter Ended March 31
		(unaudited)
(Millions, except per share)	2009	2008	% Change

Net Sales	$1,348.2	$1,457.9	-8%

Operating Income	97.5	160.7	-39%

Pretax Income	81.7	145.9	-44%

Taxes	24.0	42.8	-44%

Net Income Attributable to Shareholders	$57.4	$102.9	-44%

Diluted Earnings Per Share	$0.24	$0.41	-41%
Diluted Average Shares Outstanding	238.1	251.5	-5%

ST. PAUL, Minn., April 28, 2009:  Ecolab Inc. reported first quarter results in line with its forecast, led by continued strong growth from the U.S. Kay and Healthcare businesses, as well as Latin American and Canadian operations.  Pricing and cost savings actions benefited results, but were offset by the effects of the global recession, higher delivered product costs, unfavorable foreign exchange and a change in our distributor incentive programs.

Ecolab’s reported net sales declined 8% to $1.3 billion in the first quarter of 2009; excluding the impact of a change in distributor incentive programs, fixed currency sales were flat to the prior year.  Net income attributable to shareholders decreased 44% to $57 million. Reported diluted earnings per share declined 41% to $0.24.

First quarter 2009 and 2008 results included special charges and discrete tax items.  Excluding those items, pro forma first quarter 2009 diluted earnings per share were $0.33, a 15% decrease from pro forma first quarter 2008 diluted earnings per share of $0.39.  Currency translation had a negative impact on pro forma diluted earnings per share of approximately $0.03 per share in the first quarter of 2009.  First quarter 2009 also included a change in distributor incentive programs that reduced first quarter earnings by approximately $0.03 per share; however, this effect should be reversed this year.

Segment review

First quarter 2009 sales for Ecolab’s United States Cleaning & Sanitizing operations declined 5% to $623 million.  Kay and Healthcare led sales results with strong gains. A change in the Institutional distributor incentive program reduced United States Cleaning & Sanitizing sales by 3%.  Ecolab’s United States Cleaning & Sanitizing operating income declined 3% to $103 million. Adjusted for the change in distributor incentives, operating income increased approximately 9%.

United States Other Services sales declined 3% to $107 million in the first quarter.  However, operating income increased 89% to $13 million as cost reductions improved profitability over last year.

Sales of Ecolab’s International operations, when measured at fixed currency rates, rose 3% to $625 million in the first quarter.  Latin America and Canada enjoyed strong sales growth while Asia Pacific and Europe/Middle East/Africa recorded modest sales gains.  Fixed currency operating income declined 52% to $22 million as delivered product and other operating cost increases outpaced pricing in the quarter, particularly in Europe.  When measured at public currency rates, International sales declined 11% and operating income decreased 62%.

The Corporate segment includes special charges, which are reported as a separate line item in the income statement. Special charges for the first quarter 2009 of $34 million included a restructuring charge of $33 million ($21 million after tax) for actions primarily taken to optimize our workforce, as well as other non-recurring costs to optimize our business structure.  The Corporate segment also includes investments in the development of business systems and other corporate investments we are making as part of our ongoing efforts to improve our efficiency and returns.

The reported income tax rate for the first quarter 2009 was 29.4% compared to the reported tax rate of 29.3% for the first quarter 2008.  Excluding the tax rate impact of special charges and discrete tax items, the adjusted effective income tax rate for the first quarter 2009 was 31.3% compared with 32.8% for the same period last year. The decrease in the adjusted first quarter effective tax rate was due primarily to tax planning efforts as well as global rate reductions.

CEO comment

Commenting on the quarter, Douglas M. Baker, Jr., Ecolab’s Chairman, President and Chief Executive Officer said, “We performed well in the face of a very difficult global economy and results netted out where we expected.  Our team did a great job delivering on key market share, pricing and cost savings objectives, and I am proud of their performance.

“2009 will continue to be a tough year and demand aggressive actions from all of us at Ecolab.  Fortunately, we have large markets with a lot of room to expand our share and the industry’s leading sales and service force to help customers realize better results at lower costs.  The majority of our businesses serve markets that are expected to grow in 2009, and we have been early and aggressive in taking actions to reduce our costs.  Further, our balance sheet and cash flow remain strong, and we will use them to make key growth investments and improve returns into the future.  The challenges are significant, but our growth opportunities are greater.  We expect to once again deliver better results for our customers, improve our returns and position Ecolab for an even better future.”

Business Outlook

2009 – Full Year

Ecolab continues to expect pro forma earnings per share, which exclude special gains and charges and discrete tax items, for the full year ending December 31, 2009 to be in the $1.95 to $2.05 range.

As previously announced, 2009 special gains and charges are expected to include restructuring charges to optimize our workforce, facilities, product lines and business portfolios of approximately $65 million to $75 million.  For the full year 2009, special gains and charges, including restructuring charges, are expected to be approximately $0.20 to $0.22 per share.

2009 – Second Quarter

Ecolab expects modest sales growth in fixed currencies in the second quarter 2009 over the second quarter 2008; currency translation is expected to have an unfavorable effect on reported sales.  While the impact of higher delivered product costs has moderated from fourth quarter 2008 levels, they are expected to be unfavorable in the second quarter and for the full year 2009 when compared to the prior year periods.  Additionally, we anticipate currency translation to have an unfavorable impact of approximately $0.04 on second quarter earnings per share.

Our outlook for the second quarter 2009 is as follows:

Gross Margins	48% - 49%

SG&A % of Sales	36% - 37%

Interest expense, net	approx. $15 million

Effective tax rate	approx. 31%

Pro forma EPS, excluding special gains and charges	$0.46 - $0.50

We expect the second quarter 2009 will include special gains and charges, including restructuring charges, of approximately $0.05 to $0.07 per share.  Reported second quarter 2008 earnings per share of $0.55 included a gain on the sale of a plant and other special gains and charges, as well as net discrete tax benefits.  Excluding these items, second quarter pro forma diluted earnings per share were $0.47.

2009 – Second Half

Ecolab expects modest fixed currency sales growth in the second half of 2009.   Easing delivered product costs and the impact of cost saving actions should provide significant benefit to operating margins, resulting in improving pro forma earnings per share comparisons as the year progresses.  We expect the second half of 2009 to show double-digit pro forma earnings per share growth as these impacts benefit earnings.

Ecolab Inc. (NYSE: ECL) is the global leader in cleaning, sanitizing, food safety and infection prevention products and services. Ecolab delivers comprehensive programs and services to the foodservice, food and beverage processing, healthcare, and hospitality markets in more than 160 countries. More news and information is available at www.ecolab.com.

Ecolab will host a live webcast to review the first quarter earnings announcement today at 1:00 p.m. Eastern Time.  The webcast, along with related presentation slides, will be available to the public on Ecolab’s website at www.ecolab.com/investor.  A replay of the webcast and related materials will be available at that site.

Listening to the webcast requires Internet access, the Windows Media Player, Real Player or other compatible streaming media player.

This news release contains various “Forward-Looking Statements” within the meaning of the Private Securities Litigation Reform Act of 1995.  These include statements concerning our 2009 second quarter, second half and full year financial and business prospects, including estimated sales, gross margins, selling, general and administrative expense, interest expense, effective tax rates, currency translation, distributor promotions, special gains and charges, and pro forma diluted earnings per share. These statements, which represent Ecolab’s expectations or beliefs concerning various future events, are based on current expectations that involve a number of risks and uncertainties that could cause actual results to differ materially from those of such Forward-Looking Statements.  We caution that undue reliance should not be placed on Forward-Looking Statements, which speak only as of the date made.

Risks and uncertainties that may affect operating results and business performance are set forth under Item 1A of our most recent Form 10-K and include the vitality of the markets we serve; the impact of worldwide economic factors such as the worldwide economy, credit markets, interest rates and foreign currency risk; fluctuations in delivered product costs; our ability to develop competitive advantages through innovation; restraints on pricing flexibility due to contractual obligations; pressure on operations from consolidation of customers, vendors or competitors; the ability to acquire complementary businesses and to effectively integrate such businesses; the impact of investments to develop business systems or to optimize our business structure; the costs and effects of complying with laws and regulations relating to the environment and to the manufacture, storage, distribution, sale and use of our products; changes in regulations or accounting standards; the occurrence of litigation or claims, acts of war, terrorism, severe weather or public health epidemics; the loss or insolvency of a major customer, supplier or distributor; our ability to attract and retain high caliber management talent; and other uncertainties or risks reported from time to time in our reports to the Securities and Exchange Commission.

Except as may be required under applicable law, we undertake no duty to update our Forward-Looking Statements.

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(ECL-E)

ECOLAB INC.

CONSOLIDATED STATEMENT OF INCOME

FIRST QUARTER ENDED MARCH 31, 2009

(unaudited)

	First Quarter Ended
	March 31
(millions, except per share)	2009	2008

Net sales	$1,348.2	$1,457.9

Cost of sales (1)	707.9	738.3
Selling, general and administrative expenses	516.3	557.0
Special charges (1)	26.5	1.9

Operating income	97.5	160.7

Interest expense, net	15.8	14.8

Income before income taxes	81.7	145.9

Provision for income taxes	24.0	42.8

Net income	57.7	103.1

Less: Net income attributable to noncontolling interests	0.3	0.2

Net income attributable to shareholders	$57.4	$102.9

Net income per common share
Basic	$0.24	$0.42
Diluted	$0.24	$0.41

Weighted-average common shares outstanding
Basic	236.1	247.0
Diluted	238.1	251.5

Note: The Consolidated Statement of Income above reflects the adoption of SFAS 160 - Noncontrolling Interests in Consolidated Financial Statements - an amendment of Accounting Research Bulletin No.51, effective January 1, 2009.  2008 amounts have been reclassified to conform to the current year presentation.

(1) Special charges in the Consolidated Statement of Income above includes the following:

(millions)	2009	2008

Cost of sales
Restructuring	$8.0	$—
Special charges
Restructuring	24.7	—
Business structure and optimization	1.0	1.8
Gain on the sale of businesses	—	(1.7)
Other non-recurring items	0.8	1.8
	26.5	1.9
Total special charges	$34.5	$1.9

ECOLAB INC.

OPERATING SEGMENT INFORMATION

FIRST QUARTER ENDED MARCH 31, 2009

(unaudited)

	First Quarter Ended
	March 31
(millions)	2009	2008

Net Sales
United States
Cleaning & Sanitizing	$622.9	$653.4
Other Services	107.1	110.4
Total	730.0	763.8
International	625.0	609.0
Effect of foreign currency translation	(6.8)	85.1
Consolidated	$1,348.2	$1,457.9

Operating Income
United States
Cleaning & Sanitizing	$102.6	$105.2
Other Services	13.2	7.0
Total	115.8	112.2
International	21.6	45.2
Effect of foreign currency translation	(0.8)	10.1
Corporate	(39.1)	(6.8)
Consolidated	$97.5	$160.7

Note: The Corporate segment includes special charges reported on the Consolidated Statement of Income as well as investments in the development of business systems and other business efficiency investments.

ECOLAB INC.

CONSOLIDATED BALANCE SHEET

	March 31	December 31	March 31
(millions)	2009	2008	2008
	(unaudited)		(unaudited)
Assets
Current assets
Cash and cash equivalents	$79.5	$66.7	$219.5
Accounts receivable, net	913.3	971.0	1,026.2
Inventories	467.6	467.2	475.7
Deferred income taxes	92.6	94.7	80.8
Other current assets	130.1	91.5	88.8
Total current assets	1,683.1	1,691.1	1,891.0

Property, plant and equipment, net	1,114.0	1,135.2	1,131.8
Goodwill, net	1,260.8	1,267.7	1,422.4
Other intangible assets, net	317.6	326.7	385.2
Other assets	328.3	336.2	403.9

Total assets	$4,703.8	$4,756.9	$5,234.3

Liabilities and Shareholders’ Equity
Current liabilities
Short-term debt	$420.6	$338.9	$444.0
Accounts payable	308.9	359.6	387.4
Compensation and benefits	213.9	261.1	228.0
Income taxes	32.3	46.3	46.1
Other current liabilities	445.7	436.0	498.7
Total current liabilities	1,421.4	1,441.9	1,604.2

Long-term debt	797.8	799.3	864.9
Postretirement health care and pension benefits	636.3	680.2	430.2
Other liabilities	256.2	256.5	267.3

Shareholders’ equity	1,584.9	1,571.6	2,059.4
Noncontrolling interest	7.2	7.4	8.3
Total equity	1,592.1	1,579.0	2,067.7

Total liabilities and equity	$4,703.8	$4,756.9	$5,234.3

Note: The Consolidated Balance Sheet above reflects the adoption of SFAS 160 - Noncontrolling Interests in Consolidated Financial Statements - an amendment of Accounting Research Bulletin No.51,  effective January 1, 2009.  As part of the adoption, the March 31, 2008 and December 31, 2008 amounts have been restated to conform to the current year presentation and include the reclassification of $8.3 million and $7.4 million, respectively, which decreased Other liabililities and increased Noncontrolling interests.

ECOLAB INC.

SUPPLEMENTAL DILUTED EARNINGS PER SHARE INFORMATION

(unaudited)

The table below is provided to assist the reader’s understanding of the comparability of the company’s operations for 2009.  The company believes that pro forma net income from ongoing operations, a non-GAAP financial measure, helps investors understand underlying business performance because it facilitates the comparison of 2009 and 2008 operating results by eliminating the effect of non-recurring items (see “pro forma adjustments” in table below).  The presentation below reconciles as reported net income per share (U.S. GAAP amounts) to pro forma net income per share from ongoing operations. The pro forma information should not be construed as an alternative to reported results under U.S. GAAP.

	First	Second	Six	Third	Nine	Fourth
	Quarter	Quarter	Months	Quarter	Months	Quarter	Year
	Ended	Ended	Ended	Ended	Ended	Ended	Ended
	March 31	June 30	June 30	Sept. 30	Sept. 30	Dec. 31	Dec. 31
	2008	2008	2008	2008	2008	2008	2008
Diluted net income per share, as reported (U.S. GAAP)	$0.41	$0.55	$0.96	$0.50	$1.46	$0.33	$1.80

Pro forma adjustments:
Special (gains) and charges (1)	—	(0.08)	(0.08)	0.04	(0.04)	0.11	0.07
Tax expense (benefits) (2)	(0.02)	—	(0.02)	0.01	(0.01)	—	(0.01)

Pro forma diluted net income per share from ongoing operations	$0.39	$0.47	$0.86	$0.55	$1.41	$0.45	$1.86

First
Quarter
Ended
March 31
2009
Diluted net income per share, as reported (U.S. GAAP)	$0.24

Pro forma adjustments:
Special (gains) and charges (3)	0.09
Tax expense (benefits)	—

Pro forma diluted net income per share from ongoing operations	$0.33

Per share amounts do not necessarily sum due to changes in shares outstanding and rounding.

(1) Special gains and charges for the second quarter of 2008 include a $24.0 million gain on the sale of a plant in Denmark, partially offset by other non-recurring business structure costs. Special gains and charges for the third quarter of 2008 includes non-recurring business structure costs. Special gains and charges in the fourth quarter of 2008 includes a $19.1 million charge for the write-down of investments in an energy management business and the closure of two small non-strategic healthcare businesses, as well as business structure and optimization costs.

(2) First quarter 2008 tax benefits include discrete tax impact of enacted tax legislation and an international rate change. Third quarter 2008 tax expense includes discrete tax impact of recognizing adjustments from filing the prior year federal tax return.

(3) Special gains and charges for the first quarter of 2009 include restructuring charges of $20.9 million, net of tax, and other non-recurring items, net of tax.